Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GATEWAY INDUSTRIES, INC.

Under Section 242 of the Delaware General Corporation Law

It is hereby certified that:

1.              The name of the corporation is Gateway Industries, Inc. (the “Corporation”).

2.              The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and replacing it in its entirety with the following:

“FIRST:  The name of the corporation is Function (X) Inc. (the “Corporation”).”

3.              The amendment to the Certificate of Incorporation of the Corporation effected by this Certificate was duly authorized by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and by the affirmative vote of the holders of a majority of the Corporation’s outstanding capital stock entitled to vote thereon by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Certificate and affirmed that the statements made herein are true under penalties of perjury this 11th day of February, 2011.

GATEWAY INDUSTRIES, INC.

By:	/s/ Jack L. Howard
	Name:	Jack L. Howard
	Title:	Chief Executive Officer